Exhibit 10.8

ANNEX X

to

RECEIVABLES SALE AND SERVICING AGREEMENT

and

RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

dated as of

November 25, 2005

Definitions and Interpretation

Annex X

SECTION 1.  Definitions and Conventions.  Capitalized terms used in the Sale Agreement (as defined below) and the Funding Agreement (as defined below) shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Account” shall mean any of the Concentration Account, the Borrower Account or the Collection Accounts.

“Account Agreement” shall mean any of  the Borrower Account Agreement, the Concentration Account Agreement or the Collection Account Agreements.

“Accounting Changes” shall mean, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred in by such Person’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Funding Agreement.

“Additional Costs” shall have the meaning assigned to it in Section 2.09(a) of the Funding Agreement.

“Administrative Agent” shall have the meaning set forth in the Preamble of the Funding Agreement.

“Administrative Services Agreement” shall mean that certain Administrative Services Agreement dated as of the date hereof between the Borrower and the Parent.

“Advance” shall mean any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Advance Date” shall mean each day on which any Advance is made.

“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Funding Agreement.

“Affected Party” shall mean each of the following Persons: each Lender, the Administrative Agent, the Depositary, each Affiliate of the foregoing Persons, and any SPV or participant with the rights of a Lender under Section 12.02(c) of the Funding Agreement and their respective successors, transferees and permitted assigns.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agent Account” shall mean account number 50232854 with the Depositary in the name of the Administrative Agent.

“Aggregate Commitment” shall mean as to all Lenders, the aggregate commitment of all Lenders to make Advances, which aggregate commitment shall be One Hundred Thirty Million Dollars ($130,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 12.02 attached to the Funding Agreement.

“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Funding Agreement and the other Related Documents.

 “Bank” shall mean any of the Collection Account Banks, the Concentration Account Bank or the Borrower Account Bank.

“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

“BK Obligor” means an Obligor that (i) to the actual knowledge of an Authorized Officer of the Borrower or the Servicer, has admitted in writing its inability to pay its debts as they become due, (ii) is a debtor in a voluntary or involuntary bankruptcy proceeding, or (iii) is subject of a comparable receivership or insolvency proceeding, unless, in the case of a bankruptcy proceeding in clause (ii) or (iii), the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (x) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (y) in the case of any Receivable originated post-petition, (A) requisite court approval to pay the post-petition claims of such Originator on an administrative priority basis and (B) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms.

“Borrower” shall have the meaning assigned to it in the preamble to the Funding Agreement.

“Borrower Account” shall mean account number 3756599574 maintained by the Borrower at the Borrower Account Bank, which account shall be subject to a Borrower Account Agreement.

“Borrower Account Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent, and the Borrower Account Bank with respect to the Borrower Account that provides, among other things, that (a) all items of payment deposited in the Borrower Account are held by the Borrower Account Bank as custodian for the Administrative Agent, (b) the Borrower Account Bank has no rights of setoff or recoupment or any other claim against the Borrower Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Borrower Account and for returned checks or other items of payment and (c) after notice from the Administrative Agent to the Borrower Account Bank, the Borrower Account Bank agrees to forward all Collections received in the Borrower Account to the Agent Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.  For purposes of clarification, as of the Closing Date, each reference to the Borrower Account Agreement shall mean a reference to that certain Blocked Account Agreement (with Activation) dated as of the Closing Date by and among the Parent, the Borrower, the Administrative Agent and the Borrower Account Bank.

“Borrower Account Bank” shall mean the bank or other financial institution at which the Borrower Account is maintained, which shall initially be Bank of America, N.A.

“Borrower Account Collateral” shall have the meaning assigned to it in Section 7.01(c) of the Funding Agreement.

“Borrower Assigned Agreements” shall have the meaning assigned to it in Section 7.01(b) of the Funding Agreement.

“Borrower Collateral” shall have the meaning assigned to it in Section 7.01 of the Funding Agreement.

“Borrower Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Affected Party under the Funding Agreement, any other Related Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, Unused Commitment Fees, amounts payable in respect of Funding Excess, Successor Servicing Fees and Expenses, Additional Amounts, Additional Costs and Indemnified Amounts.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Borrower under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Lender or the Administrative Agent or any assignee of any Lender or the Administrative Agent as a preference, fraudulent transfer or otherwise.

“Borrowing” shall mean (i) the Revolving Credit Advances of the Lenders (other than the Swing Line Lender) made pursuant to Section 2.01(b)(iii) or (iv) of the Funding Agreement, and (ii) each Swing Line Advance made by the Swing Line Lender pursuant to Section 2.01(b)(i) of the Funding Agreement.

“Borrowing Base” shall mean, as of any date of determination, the amount equal to the lesser of:

(a) the Aggregate Commitment,

and

(b) an amount equal to the positive difference, if any, of:

(i) the product of (1) the Dynamic Advance Rate multiplied by (2) the Net Receivables Balance,

minus

(ii) the sum of (W) the Interest Reserve, (X) the Servicing Fee Reserve, plus (y) if the EBITDA Shortfall Event shall have occurred, such other reserves as the Administrative Agent may determine from time to time based upon its reasonable credit judgment;

in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“Borrowing Base Certificate” shall have the meaning assigned to it in Section 5.02(b) of the Funding Agreement.

“Borrowing Request” shall have the meaning assigned to it in Section 2.03(a) of the Funding Agreement.

“Breakage Costs” shall have the meaning assigned to it in Section 2.10 of the Funding Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Maryland, the State of New York or, with respect to any remittances to be made by any Collection Account Bank or the Concentration Account Bank to any related Account, in the jurisdiction(s) in which the Accounts maintained by such Bank are located.

“Buyer” shall have the meaning assigned to it in the preamble to the Sale Agreement.

 “Buyer Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

 “Change of Control” means (I) at any time prior to the consummation of a Qualified IPO, (i) a “Change of Control” under, and as defined in, the Existing Credit Agreement as in effect on the Closing Date, shall have occurred; (ii) the ratio of (x) either (A) the percentage of the voting interest in Holdings’ outstanding Stock on a fully diluted basis or (B) the percentage of the economic interest in Holdings’ outstanding Stock, in each case owned by the THL Group at any time, to (y) (A) the percentage of the voting interest in Holdings’ outstanding Stock on a fully diluted basis or (B) the percentage of the economic interest in Holdings’ outstanding Stock, as the case may be, in each case held by the THL Group on the Closing Date, shall at any time be less than ..51:1.0 or (iii) THL Group and the Evercore Group shall cease collectively to own on a fully diluted basis in the aggregate at least 51% of the economic and voting interest in Holdings’ outstanding Stock; (II) at any time after the consummation of a Qualified IPO, (i) a “Change of Control” under, and as defined in, the Existing Credit Agreement as in effect on the Closing Date, shall have occurred; (ii) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the

“beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act), directly or indirectly, of 20% or more of the economic and voting interest in Holdings’ outstanding Stock unless the THL Group and The Evercore Group shall collectively own a greater percentage of the economic and voting interest in Holdings’ outstanding Stock than such “Person” or “Group” that holds 20% or more of such Stock; (iii) the ratio of (x) either (A) the percentage of the voting interest in Holdings’ outstanding Stock on a fully diluted basis or (B) the percentage of the economic interest in Holdings’ outstanding Stock, in each case owned by the THL Group at any time, to (y) (A) the percentage of the voting interest in Holdings’ outstanding Stock on a fully diluted basis or (B) the percentage of the economic interest in Holdings’ outstanding Stock, as the case may be, in each case held by the THL Group on the Closing Date, shall at any time be less than .30:1.0; (iv) THL Group and the Evercore Group shall cease collectively to own on a fully diluted basis in the aggregate at least 30% of the economic and voting interest in Holdings’ outstanding Stock; and (III) at any time (i) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (ii) Holdings shall cease to own 100% on a fully diluted basis of the shares of outstanding Stock of the Parent and the each Originator; (iii) the Parent shall at any time cease to own, directly or indirectly, 100% of the outstanding Stock of the Borrower or (viii) any Originator ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries.

“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower or any Originator.

“Closing Date” shall mean November 25, 2005.

“Collection Account” shall mean any deposit account established by or assigned to the Borrower for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Funding Agreement.

“Collection Account Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent, and a Collection Account Bank with respect to a Lockbox and Collection Account that provides, among other things, that (a) all items of payment deposited in such Lockbox and Collection Account are held by such Collection Account Bank as custodian for the Administrative Agent, (b) such Collection Account Bank has no rights of setoff or recoupment or any other claim against such Collection Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment and (c) such Collection Account Bank agrees to forward all Collections received in such Collection Account to the Concentration Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.  For purposes of clarification, as of the Closing Date, each reference to Collection Account Agreement and Concentration Account Agreement shall mean a reference to that certain Multiparty Blocked Account Agreement dated as of the Closing Date by and among the Parent, the Borrower, the Administrative Agent, the Concentration Account Bank and Bank of America, N.A., as Collection Account Bank.

“Collection Account Bank” shall mean any bank or other financial institution at which one or more Collection Accounts are maintained.

“Collections” shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible).

“Commitment” shall mean as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances as set forth in the signature page to the Funding Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

“Commitment Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Funding Agreement.

“Commitment Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Funding Agreement, (b) the Final Advance Date, and (c) the date of termination of the Aggregate Commitment specified in a notice from the Borrower to the Lenders delivered pursuant to and in accordance with Section 2.02(b) of the Funding Agreement.

“Commitment Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Funding Agreement.

“Concentration Account” shall mean account number 3756294549 maintained by the Borrower at Concentration Account Bank, which account shall be subject to a Concentration Account Agreement.

“Concentration Account Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent, and the Concentration Account Bank with respect to the Concentration Account that provides, among other things, that (a) all items of payment deposited in the Concentration Account are held by the Concentration Account Bank as custodian for the Administrative Agent, (b) the Concentration Account Bank has no rights of setoff or recoupment or any other claim against the Concentration Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Concentration Account and for returned checks or other items of payment and (c) the Concentration Account Bank agrees to forward all Collections received in the Concentration Account to the Borrower Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.  For purposes of clarification, as of the Closing Date, each reference to Collection Account Agreement and Concentration Account Agreement shall mean a reference to that certain Multiparty Blocked Account Agreement dated as of the Closing Date by and among the Parent, the Borrower, the Administrative Agent, the Concentration Account Bank and Bank of America, N.A., as Collection Account Bank.

“Concentration Account Bank” shall mean the bank or other financial institution at which the Concentration Account is maintained, which shall initially be Bank of America, N.A.

“Concentration Percentage” shall mean, with respect to an Obligor as of any date of determination, the General Concentration Percentage or, if applicable, the Special Concentration Percentage for such Obligor at such date of determination.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person:  (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Continuing Directors” shall mean the directors of Holdings on the Closing Date and each other director, if such director’s nomination for election to the board of directors of Holdings who later joins the board of directors approved by the affirmative vote of a majority of the then Continuing Directors at the time of such nomination.

“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contractual Obligation” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Documents.

“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Credit Agreement” shall mean the Existing Credit Agreement and any refinancings, replacements or refundings thereof that (a) are agreed to by (i) the Administrative Agent and Requisite Lenders or (b) (i) have terms and conditions no less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent or any Lender than the terms and conditions of the Existing Credit Agreement and (ii) with respect to which an intercreditor agreement having terms and conditions acceptable to the Administrative Agent and the Lenders.

“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Funding Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent.

“Daily Report” shall mean a Borrowing Base Certificate.

“Debt” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured (excluding ordinary trade credit), (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all net settlement obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all indebtedness referred to above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (i) the “Obligations” of such Person as defined in the Existing Credit Agreement and (k) in the case of the Borrower, the Borrower Obligations

“Default Rate” shall have the meaning assigned to it in Section 2.06(b) of the Funding Agreement.

“Default Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a)                                  the sum of (without duplication) (i) the aggregate Outstanding Balance of all Receivables which became Defaulted Receivables during the Settlement Period immediately preceding such date and (ii) with respect to any Obligor that, during the Settlement Period immediately preceding such date, became (A) a debtor in a voluntary or involuntary bankruptcy proceeding, or (B) the subject of a comparable receivership or insolvency proceeding, the aggregate Outstanding Balance of Receivables owing by such Obligor that were owing by such Obligor before such Obligor became (x) a debtor in a voluntary or involuntary bankruptcy proceeding, or (y) the subject of a comparable receivership or insolvency;

to

(b)                                 the aggregate Outstanding Balance of all Receivables originated during the Settlement Period which ended five (5) months prior to the last day of the Settlement Period immediately preceding such date.

“Default Trigger Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a)                                  the average aggregate Outstanding Balance of all Receivables as of the last day of the three Settlement Periods immediately preceding such date (a) with respect to which any payment, or part thereof, remains unpaid for more than 120 days after its Billing Date, or (b) that otherwise has been or should be written off in accordance with the Credit and Collection Policies;

to

(b)                                 the average aggregate Outstanding Balance of all Transferred Receivables as of the last day of the three Settlement Periods immediately preceding such date.

“Defaulted Receivable” shall mean any Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 150 days after its Billing Date, (b) with respect to which the Obligor thereunder is a BK Obligor or (c) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.

“Delinquency Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a)                                  the average aggregate Outstanding Balance of all Receivables as of the last day of the three Settlement Periods immediately preceding such date with respect to which any payment, or part thereof, remains unpaid for a period between 91 and 120 days after the respective Billing Dates therefor as of the last day of the Settlement Period immediately preceding such date to

(b)                                 the average aggregate Outstanding Balance of all Transferred Receivables as of the last day of the three Settlement Periods immediately preceding such date.

“Depositary” shall have the meaning assigned to it in Section 6.01(c)(i) of the Funding Agreement.

“Dilution Factors” shall mean, with respect to any Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Receivable except to the extent based on credit related reasons, (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (iv) or any check issued by any Transaction Party to an Obligor on account of discounts, incorrect billings, incentive payments, credits, volume rebates or other rebates, allowances, chargebacks, returned or repossessed goods to an Obligor or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof).

“Dilution Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a)                                  the aggregate Dilution Factors for all Transferred Receivables during the Settlement Period immediately preceding such date to

(b)                                 the aggregate Billed Amount of all Transferred Receivables originated during the Settlement Period immediately preceding such date.

“Dilution Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

DRR	=	[(2.0 *ADR) + [(HDR-ADR) x (HDR/ADR)]] x DHF];

where

DRR	=	the Dilution Reserve Ratio;

ADR	=	the average of the Dilution Ratios occurring during the twelve most recent calendar Settlement Periods preceding such date;

HDR	=	the highest Dilution Ratio occurring during the twelve most recent Settlement Periods preceding such date; and

DHF	=	a Dilution Horizon Factor equal to (x) the aggregate principal amount of Receivables originated during the most recent Settlement Period preceding such date divided by (y) the aggregate Outstanding Balance of all Eligible Receivables as of the end of the Settlement Period immediately preceding such date.

“Dilution Trigger Ratio” shall mean, as of any date of determination, the average of the Dilution Ratios for the three most recently ended Settlement Periods.

“Dollars” or “$”  shall mean lawful currency of the United States of America.

“Dynamic Advance Rate” shall mean, as of any date of determination, a percentage equal to the lesser of (i) 85% and (ii) 100% minus the sum of the Loss Reserve Ratio and the Dilution Reserve Ratio as of such date.

“EBITDA” has the meaning assigned to it in Annex Z of the Sale Agreement.

“EBITDA Shortfall Event” shall mean any time after which Holdings and its consolidated Subsidiaries shall have failed to maintain a consolidated EBITDA of $180,000,000 or greater for any rolling four fiscal quarter period.

“Effective Date” shall have the meaning assigned to it in Section 3.01 of the Funding Agreement.

“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:

(a)                                  (i) that is due and payable in full within 60 days of its Billing Date therefor; provided, that a Transferred Receivable otherwise satisfying the requirements of “Eligible Receivable” but for this clause (a)(i) may constitute an “Eligible Receivable” if (x) such Receivable is due and payable more than 60 but within 90 days of the Billing Date thereof and (y) the Outstanding Balance of such Transferred Receivable, when added to the Outstanding Balance of all other Transferred Receivables then constituting “Eligible Receivables” by reason of this proviso, does not exceed an amount equal to 5% of the Outstanding Balance of all Eligible Receivables (a “Permitted 90 Day Receivable”) and (ii) no payment or part thereof of such Transferred Receivable remains unpaid for more than 90 days after its Billing Date; provided, that a Permitted 90 Day Receivable may constitute an “Eligible Receivable” if no payment or part thereof of such Transferred Receivable remains unpaid for more than 120 days after its billing date;

(b)                                 that is not a liability of an Excluded Obligor or an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are outstanding more than 90 days after the Billing Date thereof;

(c)                                  that is not a liability of an Obligor organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions); provided, that a Receivable otherwise satisfying the requirements of “Eligible Receivable” but for this clause (c) may constitute an Eligible Receivable if (i) (x) the Obligor is organized under the laws of Puerto Rico or the U.S. Virgin Islands and (y) the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables then constituting Eligible Receivables by reason of clause (i) of this proviso, does not exceed an amount equal to $1,000,000 or (ii) (x) the Obligor is organized under the laws of Canada and (y) if S&P’s rating of the foreign currency of Canada is not A or higher, the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables then constituting Eligible Receivables by reason of clause (ii) of this proviso, does not exceed an amount equal to $2,000,000;

(d)                                 that is denominated and payable in Dollars in the United States of America and is not represented by a note or other negotiable instrument or by chattel paper;

(e)                                  that is not subject to any right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;

(f)                                    with respect to which the Obligor thereunder is not a BK Obligor;

(g)                                 that is not an Unapproved Receivable;

(h)                                 that does not represent “billed but not yet shipped” goods or merchandise, partially performed or unperformed services, consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;

(i)                                     as to which the representations and warranties of Sections 4.01(x)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;

(j)                                     that is not the liability of an Obligor that has any claim against or affecting the Originator thereof or the property of such Originator which gives rise to a right of set-off against such Receivable (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable);

(k)                                  that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

(l)                                     that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

(m)                               that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);

(n)                                 that does not contravene any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation;

(o)                                 with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; unless, in the case of a bankruptcy proceeding, the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (A) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (B) in the case of any Receivable originated post-petition, (1) a requisite court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (2) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could affect the validity or enforceability of such Receivable or such Contract;

(p)                                 (i) that is an “account” or a “general intangible” within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators, the Parent and the Borrower are organized and in which chief executive offices of each of the Originators, the Parent and the Borrower are located and (ii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);

(q)                                 that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to a Lockbox or otherwise as directed pursuant to Article VI of the Funding Agreement;

(r)                                    with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

(s)                                  that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business;

(t)                                    that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a “cash on delivery” basis;

(u)                                 that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

(v)                                 as to which the Borrower has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Borrower, the Lien of the Administrative Agent for the benefit of the Lenders);

(w)                               to the extent such Transferred Receivable represents postage or sales tax, such portions of such Receivable shall not be an Eligible Receivable;

(x)                                   that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;

(y)                                 with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;

(z)                                   with respect to which no Authorized Officer of the Borrower, the Servicer or any Originator thereof has any actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause such Person to expect that any payments on such Receivable will not be paid in full within (i) 60 days of its Billing Date therefor in the case of any Transferred Receivable other than a Permitted 90 Day Receivable or (ii) 90 days of its Billing Date therefor in the case of any Transferred Receivable that is a Permitted 90 Day Receivable;

(aa)                            if the EBITDA Shortfall Event has occurred, that complies with such other reasonable criteria and reasonable requirements beginning on the day after receipt by the Borrower of written notice from the Administrative Agent setting forth such additional reasonable criteria and reasonable requirements following a detailed analysis of the receivables and discussion with the Borrower; and

(bb)                          if additional criteria are required or recommended by S&P or Moody’s, that complies with such other criteria required or recommended by S&P or Moody’s from and after the date the Borrower receives written notice of such criteria from the Administrative Agent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to any Originator or any ERISA Affiliate, the occurrence of one or more of the following events:  (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan unless the 30-day notice requirement with respect thereto has been waived pursuant to the regulations under Section 4043 of ERISA; (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status, in each case of clauses (a) through (i), that individually or in the aggregate could reasonably be expected to result in liabilities to an Originator or any of its ERISA Affiliates in excess of $500,000.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Servicer Termination” shall have the meaning assigned to it in Section 8.01 of the Sale Agreement.

“Evercore” means Evercore Capital Partners L.P.

“Evercore Affiliates” means Evercore and any Person that directly or indirectly through one or more intermediaries, controls or is in common control with Evercore.

“Evercore Group” means Evercore and any Evercore Affiliates who act as a partnership, syndicate, limited partnership or other group for the purpose of acquiring, holding or disposing of securities of Holdings.

“Excess Concentration Amount” shall mean, with respect to any Obligor of a Receivable and as of any date of determination after giving effect to all Eligible Receivables transferred on such date, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of all Eligible Receivables on such date; provided, however, that in the case of an Obligor which is an Affiliate of other Obligors, the Excess Concentration Amount for such Obligor shall be calculated as if such Obligor and such one or more affiliated Obligors were one Obligor.

“Excess Funds” means the excess of (a) the aggregate projected value of the Buyer’s assets and other property (including cash and cash equivalents), over (b) the sum of (i)

the sum of all scheduled payments of principal, interest and other amounts payable on all indebtedness of the Buyer for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of Buyer for borrowed money, together with all unpaid interest then accrued thereon, plus (iii) any taxes payable by the Buyer to the IRS, plus (iv) all other indebtedness, liabilities and obligations of the Buyer then due and payable, but the amount of any liability, indebtedness or obligation of the Buyer shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited.  Excess Funds shall be calculated once each Business Day.

 “Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent, Holdings or the Borrower, or (b) that is a Governmental Authority (unless approved by the Administrative Agent as a result of satisfactory compliance with all assignment of claims statutes and regulations applicable to such Governmental Authority’s Receivables or such other agreements have been entered into which are satisfactory to the Administrative Agent in its sole discretion, which shall include a waiver of such Obligor’s setoff rights), or (c) if the EBITDA Shortfall Event has occurred, that is designated as an Excluded Obligor upon ten (10) Business Days’ prior written notice from the Administrative Agent to the Borrower, the Servicer and the Parent.

“Excluded Receivable” means indebtedness of any Person (whether constituting an account, chattel paper, document, instrument or general intangible (under which such Person’s principal obligation is a monetary obligation) and whether or not earned by performance) arising from the provision of merchandise, goods or services by an Originator to such Person, including the right to payment of any interest or finance charges and other obligations of such Person with respect thereto that was originated by the (A) response management facility located in Rochester, New York, (B) sheet fed printing facility located in Chicago, Illinois and (C)  media placement business formerly known as The Newspaper Network located in Atlanta, Georgia, Greenville, South Carolina and Sacramento, California.

“Existing Credit Agreement” means that certain Credit Agreement dated as of December        , 2004 by and among the Parent, Vertis Limited and Vertis Digital Services Limited, as borrowers, the persons party thereto as credit parties, GE Capital, as agent, L/C issuer, swing line lender and a lender, the other lenders from time to time party thereto, GECC Capital Markets Group, Inc., as lead arranger, and Bank of America, N.A., as documentation agent and joint-lead arranger, together with all amendments, restatements, supplements or modifications thereto that are in effect on the Closing Date or adopted from time to time thereafter to the extent not prohibited under the Related Documents.

“Existing Securitization Program” means that certain trade receivables securitization program evidenced by, among other documents, that certain Amended and Restated Indenture and Servicing Agreement, dated as of December 9, 2002, among Vertis Receivables, LLC, as issuer, the Parent, as servicer and Manufacturers and Traders Trust Company, as trustee and that certain Amended and Restated Receivables Purchase Agreement, dated as of December 9, 2002, among Vertis Receivables, LLC, the Parent, as servicer, and various Affiliates of the Parent, as sellers.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean that certain letter agreement dated the Closing Date between the Parent and the Administrative Agent.

“Fees” shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to the Funding Agreement or any other Related Document, including, without limitation, the Unused Commitment Fee.

“Final Advance Date” shall mean (i) December 22, 2008 or (ii) if the Existing Credit Agreement is extended by GE Capital or refinanced by GE Capital with a termination date no earlier than November 25, 2010, November 25, 2010, as such date may be further extended with the consent of the Borrower, the Lenders and the Administrative Agent.

“Financial Projections” means Holdings, Originators’ and their Subsidiaries’ forecasted consolidated  (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management): (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a basis substantially consistent with the historical financial statements of Holdings and the Originators, together with appropriate supporting details and a statement of underlying assumptions and in the form and in detail substantially consistent with the financial budgets and projections (as appropriate).

“Funding Agreement” shall mean that certain Receivables Funding and Administration Agreement dated as of the Closing Date, by and among the Borrower, the Lenders, the Swing Line Lender and the Administrative Agent.

“Funding Availability” shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, in each case as of the end of the immediately preceding day.

“Funding Excess” shall mean, as of any date of determination, the extent to which the Outstanding Principal Amount exceeds the Borrowing Base, in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation.

“General Concentration Percentage” shall mean at any time of determination with respect to any Obligor having an unsecured long-term debt rating and equivalent short-term rating from each of S&P and Moody’s as described below, an amount equal to the highest applicable percentage listed opposite such Obligor times the aggregate Outstanding Balance of Eligible Receivables as of such time of determination:

Long-Term Rating of Obligor	Equivalent Short-Term Rating	Applicable Percentage

A+ or better and A1 or better	A-1 or better and P-1 or better	15%

BBB or better and Baa2 or better	A-2 and P-2	5%

BBB- or better and Baa3 or better	A-3 and P-3	4.5%

Lower than BBB- or Baa3 or Not Rated	Lower than A-3 or P-3 or Not Rated	3%

For purposes of calculating the foregoing, (i) if an Obligor’s unsecured long–term debt rating (or equivalent short-term rating) results in two different General Concentration Percentages (because of differences in the long-term unsecured debt ratings assigned by each of S&P and Moody’s, the General Concentration Percentage for such Obligor shall be based upon the lower of the long-term unsecured debt ratings and the short-term ratings; (ii) an Obligor which does not have a long-term debt rating from S&P and/or Moody’s but which has the equivalent short-term rating from such Rating Agency as described above shall be deemed to have the related long-term rating and (iii) an Obligor which does not have a short-term rating from S&P and/or Moody’s but which has the equivalent long-term debt rating from such Rating Agency as described above shall be deemed to have the related short-term rating.

“General Trial Balance” shall mean, with respect to any Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Borrower and the Administrative Agent.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligation”)

of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Holdings” means Vertis Holdings, Inc., a Delaware corporation.

“Immaterial Misstatement” means (i) any untrue or incorrect information set forth in any Borrowing Base Certificate which does not cause the calculation of the Borrowing Base reflected on such Borrowing Base Certificate to be greater than what the calculation of the Borrowing Base would have been if such information were not untrue or incorrect or (ii) any untrue or incorrect information inadvertently set forth in any Borrowing Base Certificate which does not cause the calculation of the Borrowing Base reflected on such Borrowing Base Certificate to be more than $500,000 greater than what the calculation of the Borrowing Base would have been if such information were not untrue or incorrect; provided, that in the case of clause (ii), such information is corrected within two Business Days.

“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indemnified Person” shall have the meaning assigned to it in Section 10.01(a) of the Funding Agreement.

“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(h) of the Funding Agreement.

“Index Rate” shall mean, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans at large U.S. money center commercial banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the sum of the Federal Funds Rate plus fifty (50) basis points per annum.   Each change in any interest rate provided for in the Funding Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the Index Rate.  Unless an event of the type described in the proviso to the definition of “LIBOR Rate” set forth in this Annex X shall have occurred, no Advance shall be an Index Rate Advance.

“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.

 “Interest Payment Date” shall mean, with respect to any Advance, the first Business Day of each month; provided, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the aggregate Outstanding Principal Amount has been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued under the Funding Agreement.

“Interest Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) 1.5, (ii) the Index Rate, (iii) the Outstanding Principal Amount and (iv) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.

“Investments” shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“Lender” shall have the meaning assigned to it in the preamble of the Funding Agreement. For the avoidance of doubt, unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Rate” shall mean, for each calendar month, a per annum rate of interest determined by the Administrative Agent equal to the sum of 0.50% plus:

(a)                                  the offered rate for deposits in United States Dollars for the applicable calendar month which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each calendar month (unless the first day of such calendar month is not a LIBOR Business Day, in which event the next succeeding LIBOR Business Day will be used); divided by

(b)                                 a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such calendar month (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

provided, that if a LIBOR Rate Disruption Event shall occur, the LIBOR Rate shall in all such cases be equal to the Index Rate.  For the avoidance of doubt, except as provided in the immediately preceding proviso, the LIBOR Rate determined for any calendar month shall remain fixed for such calendar month.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrower.

“LIBOR Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the LIBOR Rate. Unless a LIBOR Rate Disruption Event shall have occurred, each Advance shall be a LIBOR Rate Advance.

“LIBOR Rate Disruption Event” means, for any Lender, notification by such Lender to the Borrower and the Administrative Agent of any of the following:  (i) determination by such Lender that it would be contrary to law or the directive of any central bank or other governmental authority to obtain United States dollars in the London interbank market to fund or maintain its Advances, (ii) the inability of such Lender, by reason of circumstances affecting the London interbank market generally, to obtain United States dollars in such market to fund its Advances or (iii) a determination by such Lender that the maintenance of its Advances will not adequately and fairly reflect the cost to such Lender of funding such investment at such rate.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Lockbox” has the meaning assigned to such term in Section 6.01 of the Funding Agreement.

 “Loss Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

LRR	=	(LHF * ARR)] * 2

where

LRR	=	the Loss Reserve Ratio;

LHF	=

a Loss Horizon Factor equal to (x) the aggregate principal amount of Receivables originated during the three (3) most recent Settlement Periods preceding such date divided by (y) the Outstanding Balance of Eligible Receivables as of the end of the Settlement Period immediately preceding such date;

ARR	=	the highest three-month rolling average of the Default Ratios occurring during the twelve most recent Settlement Periods.

 “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial or other condition of (i) any Originator or the Originators considered as a whole, (ii) the Borrower or (iii) the Servicer, (b) the ability of any Originator, the Borrower, the Parent or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Lenders or the Administrative Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables (or collectibility thereof), the Contracts therefor, the Borrower Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.

“Member” shall mean the Parent in its capacity as the member of the Borrower.

“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Receivables Balance” means, as of any date of determination, the amount equal to:

(a)                                  the Outstanding Balance of Eligible Receivables,

minus

(b)                                 the Excess Concentration Amount;

in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“Net Worth” means as of any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Outstanding Principal Amount at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“Non-Consenting Lender” shall have the meaning assigned to it in Section 12.07(c) of the Funding Agreement.

“Non-Funding Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.

“Notes” shall mean, collectively, the Revolving Notes and the Swing Line Note.

“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Originator” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Originator Support Agreement” shall mean an agreement substantially in the form of Section 2.03 to the Sale Agreement made by Parent in favor of the Borrower.

“Other Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.

“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Borrower or the Servicer that reduce such Billed Amount; provided, that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

“Outstanding Principal Amount” shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by the Lenders under the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise; provided, that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by such Lender pursuant to the Funding Agreement on or before such date, minus (y) the aggregate amounts disbursed to such Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise.

“Parent” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Parent Group” shall mean the Parent, Holdings and each of their respective Affiliates other than the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Borrower or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Borrower or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or the Servicer is a party; (h) any judgment Lien not constituting a Termination Event under Section 8.01(g) of the Funding Agreement; (i) Liens existing on the Closing Date and listed on Schedule 5.03(b) of the Funding Agreement; and (j) presently existing or hereinafter created Liens in favor of the Buyer, the Borrower, the Lenders or the Administrative Agent under the Funding Agreement and the Related Documents.

“Permitted Investments” shall mean any of the following:

(a)                                  obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

(b)                                 repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(c)                                  federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(d)                                 commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 180 days that on the date of acquisition are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s; and

(e)                                  securities of money market funds rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

and, in any such case, the applicable investment shall mature by not later than one Business Day prior to the next succeeding Settlement Date.

 “Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Originator or ERISA Affiliate.

“Power of Attorney” shall have the meaning assigned to it in Section 9.05 of the Sale Agreement or Section 9.03 of the Funding Agreement, as applicable.

“Pro Rata Share” shall mean with respect to all matters relating to any Lender (other than the Swing Line Lender), the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the Aggregate Commitment, as such percentage may be adjusted by assignments permitted pursuant to Section 12.02 of the Funding Agreement; provided, however, if all of the Commitments are terminated pursuant to the terms of the Funding Agreement, then “Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Credit Advances, plus (B) such

Lender’s share of the obligations to purchase participations in Swing Line Loans or refinance Swing Line Loans pursuant to Section 2.01(b)(iii) and (iv) of the Funding Agreement, by (y) the Outstanding Principal Amount.

“Proposed Change” shall have the meaning assigned to it in Section 12.07(c) of the Funding Agreement.

“Qualified IPO” means an underwritten public offering of Holdings Stock which generates net cash proceeds to Holdings of at least $200,000,000.

“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Rating Agency” shall mean Moody’s or S&P.

“Ratios” shall mean, collectively, the Default Ratio, the Default Trigger Ratio, the Delinquency Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Dilution Trigger Ratio and the Receivables Collection Turnover.

“Receivable” shall mean, with respect to any Obligor:

(a)                                  indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a monetary obligation) and whether or not earned by performance) arising from the provision of merchandise, goods or services by an Originator to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto; but excluding Excluded Receivables.

(b)                                 all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

(c)                                  all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(d)                                 all right, title and interest of any Originator, the Parent or the Borrower in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to a Receivable;

(e)                                  all Collections with respect to any of the foregoing;

(f)                                    all Records with respect to any of the foregoing; and

(g)                                 all proceeds with respect to any of the foregoing.

“Receivables Assignment” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Receivables Collection Turnover” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a)                                  a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables on the first day of the three (3) Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such three (3) Settlement Periods with respect to all Transferred Receivables, multiplied by

(b)                                 the average number of days per period contained in such three (3) Settlement Periods.

“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.

“Refunded Swing Line Loan” shall have the meaning assigned to it in Section 2.01(b)(iii) of the Funding Agreement.

“Regulatory Change” shall mean any change after the Closing Date in any federal, state or foreign law, regulation (including Regulation D of the Federal Reserve Board), pronouncement by the Financial Accounting Standards Board or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority, the Financial Accounting Standards Board or any central bank or comparable agency, charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

 “Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.

“Related Documents” shall mean each Collection Account Agreement, the Concentration Account Agreement, the Borrower Account Agreement, the Sale Agreement, the Funding Agreement, the Revolving Notes, the Swing Line Note, each Receivables Assignment, the Subordinated Notes, each Originator Support Agreement and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Funding Agreement or the transactions contemplated thereby.  Any reference in the Sale Agreement, the Funding Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Repayment Notice”  shall have the meaning assigned to it in Section 2.03(h) of the Funding Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA.

“Required Capital Amount” means $20,000,000.

“Requisite Lenders” shall mean (a) two or more Lenders having in the aggregate more than fifty percent (50%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, two or more Lenders having in the aggregate more than fifty percent (50%) aggregate Outstanding Principal Amount; provided that if at any time there is only one Lender party to the Funding Agreement, “Requisite Lenders” shall mean such Lender.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advance” shall have the meaning assigned to it in Section 2.01 of the Funding Agreement.  Unless a LIBOR Rate Disruption Event shall have occurred, each Revolving Credit Advance shall be a LIBOR Rate Advance.

“Revolving Note” shall have the meaning assigned to it in Section 2.01(b) of the Funding Agreement.

“Revolving Period” shall mean the period from and including the Closing Date through and including the day immediately preceding the Commitment Termination Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale” shall mean with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Borrower in accordance with the terms of the Sale Agreement.

“Sale Agreement” shall mean that certain Receivables Sale and Servicing Agreement dated as of the Closing Date, by and among each Originator, Servicer and the Borrower, as the Buyer thereunder.

“Sale Price” shall mean, with respect to any Sale of any Sold Receivable, a price calculated by the Borrower and approved from time to time by the Administrative Agent equal to:

(a)                                  the Outstanding Balance of such Sold Receivable, minus

(b)                                 a discount reflecting the expected costs to be incurred by the Borrower in financing the purchase of the Sold Receivables until the Outstanding Balance of such Sold Receivables is paid in full, minus

(c)                                  a discount reflecting the portion of the Sold Receivables that is reasonably expected by such Originator on the Transfer Date to become Defaulted Receivables by reason of clause (b) of the definition thereof, minus

(d)                                 a discount reflecting the portion of the Sold Receivables that is reasonably expected by such Originator on the Transfer Date to be reduced on account of Dilution Factors, minus

(e)                                  amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of the Sold Receivables;

provided, that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Borrower, with respect to the calculations required in clauses (b) and (f) above.

 “Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreement, the Funding Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex  Y to the Funding Agreement and the Sale Agreement.

“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Servicer” shall have the meaning assigned to it in the Preamble to the Sale Agreement.

“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Funding Agreement has been terminated.

“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Principal Amount on such day.

“Servicing Fee Rate” shall mean 1.00%.

“Servicing Fee Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) the Servicing Fee Rate, (ii) the Outstanding Principal Amount and (iii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection

Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

“Servicing Officer” shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer’s Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.

“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Settlement Date” shall mean (i) the first Business Day of each calendar month and (ii) from and after the occurrence of a Termination Event, any other Business Day designated as such by the Administrative Agent in its sole discretion.

“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.

“Significant Subsidiary” means, as of any date of determination, any Subsidiary of Holdings with total assets or total liabilities in excess of $1,000,000 as of such date of determination.

“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Concentration Percentage” shall mean, with respect to any Obligor, that percentage, if any, set forth in Annex Z to the Funding Agreement with respect to such Obligor, or, with respect to any such Obligor or any other Obligor, such other percentage as the Administrative Agent may at any time and from time to time designate in its sole discretion with respect to such Obligor in a written notification to the Borrower and the Servicer.

“SPV” shall mean any special purpose funding vehicle which acquires any interest in a Lender’s Advances under the Funding Agreement.

“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Subordinated Loan” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Subordinated Note” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Sale Agreement relating to the servicing, administration or collection of the Transferred Receivables.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Substantial Contract” shall mean a Contract that has forecasted revenue (computed based on the aggregate level of services or goods to required to be provided during the entire term of such contract) in an amount greater than (i) $1,250,000 for inserts, or (ii) $600,000 for any other goods or services.

“Successor Servicer” shall have the meaning assigned to it in Section 9.02 of the Sale Agreement.

“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Lenders and the Administrative Agent.

“Swing Line Advance” shall have the meaning assigned to it in Section 2.01(b)(i) of the Funding Agreement.

“Swing Line Commitment” shall mean, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances pursuant to the terms of the Funding Agreement.  As of the Closing Date, the Swing Line Commitment is equal to the Aggregate Commitment.

“Swing Line Lender” shall have the meaning set forth in the Preamble of the Funding Agreement.

“Swing Line Loan” shall mean at any time, the aggregate amount of Swing Line Advances outstanding to the Borrower.

“Swing Line Note” shall have the meaning assigned to it in Section 2.01(b)(ii) of the Funding Agreement.

“Tax Returns” means all reports, returns, information returns, claims for refund, elections, estimated tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to taxes, including attachments thereto and amendments thereof.

“Termination Date” shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under the Funding Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) and (c) the Aggregate Commitment has been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Funding Agreement.

“Termination Event” shall have the meaning assigned to it in Section 8.01 of the Funding Agreement.

“THL” shall mean Thomas H. Lee Partners L.P., a Delaware limited partnership.

“THL Affiliates” means THL and any person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, THL.

“THL Group” means THL and any THL Affiliate who act as a partnership, syndicate, limited partnership or group for the purpose of acquiring, holding or disposing of securities of Holdings.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Originator or ERISA Affiliate maintains,

contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Transaction Parties” means the Originators, the Servicer and, if the Parent is not the Servicer, the Parent.

“Transfer” shall mean any Sale or contribution (or purported Sale or contribution) of Transferred Receivables by any Originator to the Borrower pursuant to the terms of the Sale Agreement.

“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Unapproved Receivable” shall mean any receivable (a) with respect to which the Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition by such Originator of another Person or (b) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

“Underfunded Plan” shall mean any Plan that has an Underfunding.

“Underfunding” shall mean, with respect to any Title IV Plan, the excess, if any, of (a) the present value of all benefits under the Title IV Plan (based on the assumptions used to fund the Title IV Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Title IV Plan as of such valuation date.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Originator or any ERISA Affiliate as a result of such transaction.

“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03 of the Sale Agreement.

“Unused Commitment Fee” shall mean a fee equal to the product of (i) the amount by which the Aggregate Commitment exceeds the Outstanding Principal Amount (in each case, as of any date of determination) and (ii) a per annum margin equal to 0.375%.

“Weekly Report” shall mean a Borrowing Base Certificate.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

SECTION 2. Other Terms and Rules of Construction.

(a)  Accounting Terms.  Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b)  Other Terms.  All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

(c)  Rules of Construction.  Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document.  The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule.  Any reference to any amount on any date of determination means such amount as of the close of business on such date of determination.  Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(d)  Rules of Construction for Determination of Ratios.  The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the

Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report.  For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.